SHENGKUI/KIWA
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Kiwa Bio-Tech Signs One-Year Contract For $34 Million

Claremont,  CA, August 2, 2006 Kiwa Bio-Tech Products Group Corporation  (OTCBB:
KWBT) has signed with China Hua Yang Roneo Corporation. China Hua Yang Roneo Corporation has agreed to order 200,000 tons of urea. The urea will be mixed with Kiwa's products, particularlyKiwa Yimuling, a bio-fertilizer, which will be sold pursuant to a separate contract to be entered into between the parties. The term of the agreement is 18 months and is extendable for an additional period of six months. The value of the contract is US$34,000,000, based on a value of US$170 per metric ton.

China Hua Yang Roneo Corporation is a subsidiary of China Council for the Promotion of International Trade, and sells Chinese products to Southeast Asia and European countries.

The products covered by this contract will primarily be exported to Philippines and Viet Nam. In order to meet the requirements of clients in Philippines and Viet Nam, the R&D Center of Kiwa has focused on developing a scientific way to use Kiwa Yimuling bio-fertilizers compounded with urea. Currently, Kiwa's products have passed tests in Viet Nam, and the Ministry of Agriculture of Viet Nam is expected to issue a distribution license for Kiwa's products in August.

In order to meet its obligation to supply urea, Kiwa has signed a contract with Shengkui Technologies, Inc. to purchase from Shengkui 1,200,000 metric tons of prilled urea N 46% agricultural grade conforming to certain specifications set forth in the agreement. The term of the agreement is 18 months and is extendable for an additional period of six months. The aggregate value of contracted deliveries under the agreement is approximately US$162,000,000, based on a value of US$135 per metric ton.


For more details on these contracts including delivery commitments and terms of credit and purchase, please refer to the 8k report filed by Kiwa with the United States Securities and Exchange Commission are available free of charge at http://www.sec.gov.

About Kiwa Bio-Tech Products Group Corporation

The Company develops, manufactures, and distributes and markets innovative, cost-effective, and environmentally safe bio-technological products for agricultural and natural resources and environmental conservation. The Company's products are designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes. For more information about the Company, please visit the Company's website at http://www.kiwabiotech.com.

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SHENGKUI/KIWA
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This  press  release  contains  information  that  constitutes   forward-looking
statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

 Contact:
 Kiwa Bio-Tech Products Group Corporation
 Yvonne Wang
 626 715 5855

 Jessie Wang
 011-8610-85286177
 wangxiaobei@kiwabiotech.com

 Investor Relations
 Robert Schechter
 Corporate Insights/Equity Communications
 (646) 234 3624 rschechter@corp-insights.com